GLOBAL TECH INDUSTRIES GROUP (GTII) ENTERS INTO AGREEMENT

WITH FIRST CAPITAL MASTER ADVISOR AND GCA EQUITY PARTNERS

FOR ACQUISITION OF Multi-MILLION DOLLAR REAL ESTATE PORTFOLIO

  -  Transforms company and positions it as a real estate operating company

New York, NY, April 22, 2019 (GLOBE NEWSWIRE) — Global Tech Industries Group, Inc. (OTCPK:GTII) (“GTII”), a Nevada Corporation, announced today that it has entered into a binding agreement with First Capital Master Advisor and GCA Equity Partners, LLC to acquire from them a portfolio of real estate properties represented to have at closing an estimated enterprise value of approximately $450 Million. GTII has agreed to issue shares of its common stock and newly authorized preferred stock to the Seller in consideration for the assets.

The portfolio is expected to be comprised of real estate development and construction projects including land development sites in growth markets, single family and multi-family homes, mixed-use master-plan projects including single family residential, high-density multi-family, and commercial elements, and other improved and unimproved assets located primarily in Texas and California. Details of the transaction are described in GTII’s recent 8K filing with the SEC, but essentially GTII’s new business model will be to acquire, develop, build, manage, and sell these types of real estate projects.

According to an article published by Brad Broberg on the National Association of Realtors website in December of 2018, housing demand is significantly higher than supply in the United States, particularly in the west. Specifically, the article notes that “…research by a coalition of housing developers, Up for Growth, calculated that from 2000 to 2015 the nation constructed 7.3 million fewer units of housing than it should have based on a matrix of historic demand indicators such as home prices, population and income…California was by far the biggest underachiever with a shortfall of 3.4 million units…” GTII’s real estate development efforts will focus on capitalizing on that shortfall.

Suneet Singal, Chief Executive Officer of First Capital Master Advisor stated, “We are excited by the opportunity to continue executing upon our value add investment thesis as it relates to real estate residential master plan development growth opportunities in the US Market. Given current consumer appetite, a low interest rate economic climate and the demand for solid real estate residential development assets, we believe this investment will be significantly accretive to the shareholder base of GTII.”

“We see the potential for great synergy between the types of development assets we are contributing, the current high level of consumer need, and the public capital markets,” said Tom Braegelmann, Chief Executive Officer of GCA Equity Partners, “and we very much look forward to enabling the successful transformation of GTII to a well-positioned real estate development, construction, and management company.”

1

David Reichman, Chief Executive Officer of GTII, stated, “Our shareholders, management team, and board members have been patiently waiting for just the right acquisition for our corporate entity. We wanted a meaningful proposition that would be both substantive and productive, and believe that this acquisition embodies all of those traits. We are very pleased to be working with First Capital Master Advisor and GCA Equity Partners, both with extensive real estate investment experience, as we transform GTII into a publically traded real estate development and construction company.”

GTII will likely file a notice of corporate action with FINRA after the closing to change its name and trading symbol, and prepare to uplist to a major stock exchange. The anticipated closing date of the asset contributions is May 15th of this year, though that date may be amended by mutual agreement of the parties involved in the transaction.

About Global Tech Industries Group

Global Tech Industries Group, Inc. (GTII) is a publicly traded holding company, with subsidiaries and affiliates that hold intellectual properties and proprietary systems in the bioscience, clean tech, and global health industries, as well as interests in energy-related businesses, and restaurant services. For more information on Global Tech Industries Group, Inc., please call 212.204.7926, and see our website: www.GTII- US.com.

About First Capital Master Advisor

First Capital Master Advisor (FCMA) is a privately held real estate, investment and asset management company headquartered in New York and California. The firm specializes in bringing unique real estate private equity opportunities and assets into more efficient capital markets channels. For more information the firm can be reached at investorrelations@firstcapitalre.com or www.firstcapitalre.com.

About GCA Equity Partners

GCA Equity Partners, LLC is a privately held real estate investment and development company located in Campbell, California. It focuses on the development and construction of single and multi-family residential real estate along with senior living and hospitality projects. More information is available at www.GCAEquityPartners.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes”, “belief”, “expects”, “intends”, “anticipates”, “projects” “will”, or “plans” to be uncertain and forward looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the company’s reports and registration statements filed with the Securities and Exchange Commission.

Contact

Mr. Mike King of Princeton Research Inc.

702.650.3000

2